Exhibit 99.1

Allakos Reports Third Quarter 2019 Financial Results

REDWOOD CITY, Calif., November 12, 2019 – Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing antolimab (AK002) for the treatment of eosinophil and mast cell related diseases, today reported financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Financial Results

Research and development expenses were $16.1 million in the third quarter of 2019 as compared to $8.7 million in the same period in 2018. The increase in research and development expenses was primarily related to an increase in contract research and development activities in support of the advancement of antolimab (AK002), the Company’s lead antibody, as well as an increase in consulting and personnel-related costs.

General and administrative expenses were $7.5 million in the third quarter of 2019 as compared to $3.3 million in the same period in 2018. The increase in general and administrative expenses was primarily attributable to an increase in personnel-related costs as a result of the Company’s increase in employee headcount. Other period-over-period changes included increases to legal costs, accounting and audit service fees, and public company directors and officers liability insurance premiums.

Allakos reported a net loss of $21.7 million in the third quarter of 2019 as compared to $11.1 million in the same period in 2018, an increase of $10.6 million. Net loss per basic and diluted share was $0.47 for the third quarter of 2019 compared to $0.34 in the same period in 2018.

Allakos ended the third quarter of 2019 with $517.0 million in cash, cash equivalents and marketable securities.

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, antolimab (AK002), targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Antolimab (AK002) has been shown to inhibit mast cells and deplete eosinophils.  Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Antolimab (AK002) has been tested in five clinical studies. In these studies, antolimab (AK002) eliminated blood eosinophils and improved disease symptoms in patients with eosinophilic gastritis and/or eosinophilic gastroenteritis, eosinophilic esophagitis, severe allergic conjunctivitis, chronic urticaria, and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, Allakos’ progress and business plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ early stages of clinical drug development; Allakos’ ability to timely complete clinical trials for, and if approved, commercialize antolimab (AK002), its lead compound;

Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond antolimab (AK002); Allakos’ ability to obtain additional capital to finance its operations; and other important risk factors set forth in Allakos’ most recent Annual Report on Form 10-K filed with the SEC on March 14, 2019, Quarterly Report on Form 10-Q filed with the SEC on November 12, 2019 and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President and COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com

Allakos Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating expenses
Research and development	$16,067	$8,706	$45,276	$22,256
General and administrative	7,517	3,269	19,292	7,952
Total operating expenses	23,584	11,975	64,568	30,208
Loss from operations	(23,584)	(11,975)	(64,568)	(30,208)
Interest income, net	1,887	836	3,888	1,352
Other expense, net	(35)	(9)	(77)	(154)
Net loss	(21,732)	(11,148)	(60,757)	(29,010)
Unrealized gain (loss) on marketable securities, net of tax	(12)	(36)	117	(33)
Comprehensive loss	$(21,744)	$(11,184)	$(60,640)	$(29,043)
Net loss per common share:
Basic and diluted	$(0.47)	$(0.34)	$(1.38)	$(2.34)
Weighted-average number of common shares outstanding:
Basic and diluted	46,280	32,609	44,025	12,406

allakos inc.

CONDENSED balance sheets

(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$308,805	$33,660
Investments in marketable securities	208,199	145,246
Prepaid expenses and other current assets	3,071	2,703
Total current assets	520,075	181,609
Property and equipment, net	8,427	8,848
Operating lease right-of-use assets	5,843	—
Other long-term assets	802	802
Total assets	$535,147	$191,259
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,823	$2,092
Accrued expenses and other current liabilities	8,675	3,164
Total current liabilities	12,498	5,256
Other long-term liabilities	8,223	2,009
Total liabilities	20,721	7,265
Stockholders' equity:
Common stock	48	42
Additional paid-in capital	679,145	288,079
Accumulated other comprehensive income (loss)	102	(15)
Accumulated deficit	(164,869)	(104,112)
Total stockholders’ equity	514,426	183,994
Total liabilities and stockholders’ equity	$535,147	$191,259